Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation of our report dated July 23, 2009 on the consolidated financial statements of RayTrans Distribution Services for the year ended December 31, 2007 in the Registration Statement of Echo Global Logistics, Inc on Form S-1 (File No. 333-150514) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement..

/s/ PLANTE & MORAN, PLLC

Chicago, IL

August 25, 2009